Exhibit 10.1

EXCLUSIVE NORTH AMERICAN DISTRIBUTORSHIP AGREEMENT

This Exclusive Distributorship Agreement (“Agreement”), made and effective this 4TH day of  January, 2011, by and between French Cosmetics Centre Ltd. (“Manufacturer”) with registered offices at Tenbury-Brenchley Mews, School Road, Charing, Kent TN27 OJW, United Kingdom and Dr. Jules Nabet Cosmetics, Inc.  (“Distributor”), a Delaware Corporation, located at, 1130 Campus Drive West, Morganville, NJ 07751.

Manufacturer desires to appoint Distributor, and Distributor desires to accept appointment, as an exclusive distributor of Manufacturer's products, as listed in Schedule A (attached) as well as any and all new products branded under the name ``Dr. Jules-Jacques Nabet`` within North America as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements promises set forth herein, the parties agree as follows:

1. RIGHTS GRANTED.

Manufacturer hereby grants to Distributor the exclusive right, on the terms and conditions contained herein, to purchase, inventory, promote and resell “Manufacturer's Products” (as defined below) within the following area (the “Territory”): North America. The Manufacturer will not sell their products directly or indirectly to any; individual, corporation or entity other than to the Distributor in North America. The Manufacturer will direct any interested parties wishing to purchase the Manufacturers products to the Distributor.

2. PRODUCTS.

As used in this Agreement, the term “Manufacturer's Products” shall mean the products, related service parts and accessories manufactured and/or sold by Manufacturer as attached in Schedule “A”.

3. TERMS OF SALE.

All sales of Manufacturer's Products to Distributor shall be made pursuant to this Agreement at such prices as detailed in Schedule “B” less 35%. All prices are FOB Manufacturer's plant. Manufacturer agrees to properly pack all items for shipment. Risk of loss due to damage or destruction of Manufacturer's Products shall be borne by Distributor after delivery to the carrier for shipment. The shipper will be selected by Distributor unless Manufacturer requests a reasonable alternative. Manufacturer will ship all products to the Distributor with proper labelling stickered to all individual products as directed to by Distributor. All product packaging will read: “Distributed in North America by: Dr. Jules Nabet Cosmetics, Inc., 1130 Campus Drive West, Morganville, NJ 07751. Call Toll Free: 855-DRNABET  www.drjulesnabetcosmetics.com”  All products purchased by Distributor from Manufacturer will be paid for by bank wire by Distributor to Manufacturer in Euros. Manufacturer agrees to ship all products purchased by Distributor within 14 days of payment. Except as otherwise expressly agreed by Manufacturer in advance, this Agreement shall control all aspects of the dealings between Manufacturer and Distributor with respect to the Manufacturer's Products and any additional or different terms in any Distributor order are hereby rejected.

4. MARKETING POLICIES.

Distributor will at all times maintain adequate inventories of Manufacturer's Products and will promote vigorously and effectively the sale of Manufacturer's Products through all channels of distribution prevailing in the Territory. The Distributor agrees that all Manufacturers products sold by Distributor to Wholesalers and others will be required to be sold to Retail customers at the established World Wide Standard Retail Price (Manufacturer’s Suggested Retail Price also known as “MSRP”).

5. DISTRIBUTOR'S GENERAL DUTIES.

A. Distributor shall maintain a place of business in the Territory and to maintain adequate distribution facility.

B. Distributor shall hire sales personnel or appoint representatives to introduce, promote, market and sell Manufacturer's Products in the Territory. Such personnel and/or representatives shall be adequately trained by Distributor. Distributor shall employ sufficient numbers of sales personnel and/or representatives properly to market Manufacturer's Products in the Territory.

C. Distributor agrees not to engage in the distribution promotion, marketing or sale of any goods or products that compete or conflict with Manufacturer's Products. Distributor agrees to supply to Manufacturer a list of items handled by Distributor following Manufacturer's request to ensure that no conflict exists.

6. ADVERTISING POLICIES.

Manufacturer will cooperate with Distributor and its dealers in providing for continuous and effective advertising and promotion of Manufacturer's Products throughout the Territory. Nothing herein shall prevent Distributor from independently advertising and marketing the Manufacturer's Products within the Territory, provided the form and content of the advertising accurately describes Manufacturer’s products.

7. PRODUCT WARRANTY POLICIES.

In the event that any of Manufacturer's Products are proved to Manufacturer's satisfaction to have been defective at time of sale to Distributor, Manufacturer will make an appropriate adjustment in the original sales price of such product or, at Manufacturer's election, replace the defective product. Manufacturer shall provide to Distributor information with respect to Manufacturer's limited warranty extended to the original consumer of Manufacturer's Products. MANUFACTURER MAKES NO WARRANTY TO DISTRIBUTOR WITH RESPECT TO THE PRODUCTS, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.   INDEMNIFICATION.

A. Manufacturer agrees to protect Distributor and hold Distributor harmless from any loss or claim arising out of inherent defects in any of Manufacturer's Products existing at the time such product is sold by Manufacturer to Distributor, provided that Distributor gives Manufacturer immediate notice of any such loss or claim and cooperates fully with Manufacturer in the handling thereof.

B. Distributor agrees to protect Manufacturer and hold Manufacturer harmless from any loss or claim arising out of the negligence of Distributor, Distributor's agents, employees or representatives in the installation, use, sale or servicing of Manufacturer's Products or arising out of any representation or warranty made by Distributor, its agents, employees or representations with respect to Manufacturer's Products that exceeds Manufacturer's limited warranty. Further, in the event that any of Distributor's dealers shall, with respect to any of Manufacturer's Products purchased from Distributor, fail to discharge the dealer's obligations to the original consumer pursuant to the terms and conditions of Manufacturer's product warranty and consumer service policies, Distributor agrees to discharge promptly such unfulfilled obligations.

9.   ORDER PROCESSING AND RETURNS.

A. Manufacturer will employ its best efforts to fill Distributor's orders promptly on acceptance, but reserves the right to allot available inventories among distributors at its discretion.

B. Except for Manufacturer's products that are defective at the time of sale to Distributor, Manufacturer shall not be obligated to accept any of Manufacturer's Products that are returned. In the event such returns are accepted, Manufacturer may impose a reasonable restocking charge.

10.   FINANCIAL POLICIES.

Distributor acknowledges the importance to Manufacturer of Distributor's sound financial operation and Distributor expressly agrees that it will:

A. Maintain and employ in connection with Distributor's business and operations under this Agreement such working capital and net worth as may be required to enable Distributor properly and fully to carry out and perform all of Distributor's duties, obligations and responsibilities under this Agreement;

B. Pay promptly all amounts due Manufacturer in accordance with terms of sale extended by Manufacturer from time to time;

In addition to any other right or remedy to which Manufacturer may be entitled, shipments may be suspended at Manufacturer's discretion in the event that Distributor fails to promptly and faithfully discharge each and every obligation in this Section.

11.  USE OF MANUFACTURER'S NAME.

Distributor may, subject to Manufacturer's policies regarding reproduction of same, utilize Manufacturer's name, trademarks or logos in advertising on stationery and business cards, without written permission.

12.  RELATIONSHIP OF THE PARTIES.

The relationship between Manufacturer and Distributor is that of licensor and licensee. Distributor, its agents and employees shall, under no circumstances, be deemed employees, agents or representatives of Manufacturer. Distributor will not modify any of Manufacturer's Products without written permission from Manufacturer. Neither Distributor nor Manufacturer shall have any right to enter into any contract or commitment in the name of; or on behalf of the other, or to bind the other in any respect whatsoever.

13.  TERM AND TERMINATION.

Unless earlier terminated as provided below, the term of this Agreement shall commence January 5, 2011 and shall continue until December 31, 2021. At the end of the term, the Agreement shall continue until terminated by either party on at least ninety (90) days prior notice.

A. Manufacturer may only terminate this agreement as defined in 13 (B) below by written notice given to Distributor not less than ninety (90) days prior to the effective date of such notice in the event Manufacturer decides to terminate all outstanding distributor agreements for Manufacturer's Products and to offer a new or amended form of distributor agreement.

B. Manufacturer may terminate this Agreement upon notice to Distributor, upon any of the following events: (1) failure of Distributor to fulfill or perform any one of the duties, obligations or responsibilities of Distributor in this Agreement, which failure is not cured with ten (10) days notice from Manufacturer; (2) failure of Distributor for any reason to function in the ordinary course of business; (3) conviction in a court of competent jurisdiction of Distributor, or a manager, partner, principal officer or major stockholder of Distributor for any violation of law tending, in Manufacturer's opinion, to affect adversely the operation or business of Distributor or the good name, goodwill, or reputation of Manufacturer, products of Manufacturer, or Distributor; or (4) submission by Distributor to Manufacturer of false or fraudulent reports or statements, including, without limitation, claims for any refund, credit, rebate, incentive, allowance, discount, reimbursement or other payment by Manufacturer.

14.  OBLIGATIONS ON TERMINATION.

On termination of this Agreement, Distributor shall cease to be an authorized distributor of Manufacturer and:

A. All amounts owing by Distributor to Manufacturer shall, notwithstanding prior terms of sale, become immediately due and payable;

B. All unshipped orders shall be cancelled without liability of either party to the other;

C. Distributor will resell and deliver to Manufacturer on demand, free and clear of liens and encumbrances, such of Manufacturer's Products and materials bearing Manufacturer's name as Manufacturer shall elect to repurchase, at a mutually agree price, but not in excess of Manufacturer's current price to distributors for such products and materials, provided that Manufacturer shall not be obligated to pay Distributor for any item originally provided free of charge; and

D. Neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales, or on account of expenditures, investments, lease or commitments in connection with the business or goodwill of Manufacturer or Distributor or for any other reason whatsoever growing out of such termination.

15.  USE OF NAME PROHIBITED.

On termination of this Agreement, Distributor will remove and not thereafter use any sign containing any trade name, logo or trademark of Manufacturer including, but not limited to, “Dr. Jules Nabet ® ”, and will immediately destroy all stationery, advertising matter and other printed matter in its possession or under its control containing such name, or any of Manufacturer's trademarks, trade names or logos. Distributor will not at any time after such termination use or permit any such trademark, trade name or logo to be used in any manner in connection with any business conducted by it or in which it may have an interest, or otherwise whatsoever as descriptive of or referring to anything other than merchandise or products of Manufacturer. Regardless of the cause of termination, Distributor will immediately take all appropriate steps to remove and cancel its listings in telephone books, and other directories, and public records, or elsewhere that contain the Manufacturer's name, logo or trademark. If Distributor fails to obtain such removals or cancellations promptly, Manufacturer may make application for such removals or cancellations on behalf of Distributor and in Distributor's name and in such event Distributor will render every assistance.

16.  ACKNOWLEDGMENTS.

Each party acknowledges that no representation or statement, and no understanding or agreement, has been made, or exists, and that in entering into this Agreement each party has not relied on anything done or said or on any presumption in fact or in law, (1) with respect to this Agreement, or to the duration, termination or renewal of this Agreement, or with respect to the relationship between the parties, other than as expressly set forth in this Agreement; or (2) that in any way tends to change or modify the terms, or any of them, of this Agreement or to prevent this Agreement becoming effective; or (3) that in any way affects or relates to the subject matter hereof. Distributor also acknowledges that the terms and conditions of this Agreement, and each of them, are reasonable and fair and equitable.

17.  FINAL AGREEMENT.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

18.  NO IMPLIED WAIVERS.

Except as expressly provided in this Agreement, waiver by either party, or failure by either party to claim a default, of any provision of this Agreement shall not be a waiver of any default or subsequent default.

19.  NOTICES

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

If to Manufacturer:

French Cosmetic Centre Ltd.
Tenbury-Brenchley Mews
School Road
Charing, Kent TN27 OJW
United Kingdom

If to Distributor:

Dr. Jules Nabet Cosmetics, Inc.
1130 Campus Drive West
Morganville, NJ 07751 (USA)

20.  GOVERNING LAW.

This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey,  USA.

21.  SEVERABILITY.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

22.  HEADINGS.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

French Cosmetics Centre Ltd.

By: /S/ Dr. Jules Nabet
Dr. Jules Nabet, Managing Director

Dr. Jules Nabet Cosmetics, Inc.

By: /S/ Roland Kaufman
Roland Kaufman, President

SCHEDULE “A”

List of products manufactured by Manufacturer:
Dr. Jules – Jacques Nabet Product Line

Serum Anti-Ageing:
Presentation: Dispenser Pump Opalescent Bottle 30ml

Form: Fluid Gel

Action: Tightens, Regenerates, Reoxygenates & Moisturizes for damaged skin

Formula:  Micro encapsulated pure oxygen

Sea Collagen

Vitamin C

        Acid Hyaluronic

Benefits: Skin –lifting action, anti-free radical effect, Moisturizing and Rebalancing

Target: Will smooth the appearance of mature skin, sun damaged, deep expression lines

Application: Apply at night as a base to the face, neck and lower neckline, 3 weeks treatments.

Dr. Jules – Jacques Nabet Product Line

Zen Attitude Lotion

Presentation: Bottle Spray Aluminium 200ml

Form: Aqueous solution

Action: Stimulates and regenerates the tissue (Vitamin and pure oxygen)

    Purifies and clears the skin (white lily)

    Gives volume and moisturizes the skin

    Instantaneous mini-lift effect

Formula:        White Lilly

Pure Vitamin C

Micro encapsulated pure oxygen

Hyaluronic acid

Benefits:  Help replump, moisturize and protect skin

Target: To use as a base before applying any cream or make up and when skin feels dry. For active women, to carry in there bag for there every day life.

Application: 1/Apply by spraying on the face, neck and the lower neckline morning and night after cleaning and removing make-up. Zen lotion is a tonic make-up remover. It is stimulating and rebalances.

2/To keep in your bag, and use when you feel your skin dehydrated. Can be apply on make up

Dr. Jules – Jacques Nabet Product Line

Slimness emulsion slimming act

Presentation: Aluminium Bottle 125ml

Form: Fluid Emulsion

Action: Natural lipolysis by applying locally

Formula:        Organic Silica

Pure caffeine

Phophatydylcholine

Ruscus

Magnesium and Zinc micro dilutes as tonic Solution

Slimness effect in 3 ways

The organic silica and caffeine increase the osmotic pressure of fat cells which lead to the burst of their membrane.

The phosphatidylcholine stabilises and dissolves the dead fat cells and the ruscus drains the fat wastes by stimulating the micro circulation.

Benefits: Presented in a form of emulsion, Slimming Act is the first non –injectable skin-care products with lipolysis effects on the market.

Target: Removes fatty deposits and cellulite on chin, arms, stomach and hips. Improving the appearance of the skin especially for orange peel effect.

Application: Morning and Night directly to areas to be treated, by massaging until complete penetration. 6 weeks cure

Dr. Jules – Jacques Nabet Product Line

Eyes Attitude

Presentation: Pump Measurer Opalescent Bottle 15 ml

Form: Emulsion eye and lip contour

Action: Anti- wrinkles and Anti- bags relaxing and clearing.    Strengthen the firmness of the capillary

Formula: Peptides and amino acids (valine, trytophane) allow the drain.

Hesperides metyl chalcon: strengthen the firmness of the capillary.

Palmytoyl GGPA: soothes the irritation and fights against the loosening of the skin

Lotus: Distressing

Hydroglycol of camomile: relieves congestion

DMAE: powerful anti-wrinkle lifting.

Benefits: Decongesting and anti-wrinkles, helps fight   under eye puffiness, relaxing

Target: To get rid of dark circles, puffiness and crows feet. It will prevent and improve fine lines.  Can also be use on the lips.

Application: Apply in the morning during 6 weeks then every other day as maintenance

Dr. Jules – Jacques Nabet Product Line

Peeling Attitude

Presentation: Aluminium Bottle Spray 200 ml

Form: PH acid aqueous solution

Action: Soft peeling is based on glycolic natural acid measured at 20% which also acts as a thorough cleanser.

It allows the skin, once it has got rid of its dead skin and it’s impurities to regenerate itself thoroughly. It’s purification action allows the pores to tighten.

Formula: Natural glycolic acid (vegetal) at 20%

Camphor

Gluconate of Cu

Gluconate Zinc

Benefits: Help the skin regenerate deep-down once rid of its surface dead cells and impurities.

Target: Rebalance oily skin, help removing black heads, and prevent appearance of milia. Give a clean effect on the skin

Applications: To use soft peeling on the face, neck and the low neckline (taking care of protecting the eyes with a compress or an eye dressing before application) 4 to 5 minutes maximum then rinse thoroughly with water.

Dr. Jules – Jacques Nabet Product Line

Zen Attitude Serenity Care

Presentation: Pump Aluminium Bottle 100ml

Form: Emulsion Fluid

Action:  Anti-wrinkles, mesodermic volume and major 4 hyaluronic acid moisturizing and natural phyto hormones (Soya Yam)

Fights stress and the outdoor aggressions (cold, pollution, abrupt changes of temperatures etc)

Lotus eleuterococ, omega 3

Stops the muscular smelting liable of the loosening of the tissues (oval from the face, neck, and arm) and preserves the suppleness of the skin.

Vegetal hormonal precursors Soya Yam and Vit F.

Powerful anti oxidant allowing to fight efficiently against the presence of free radicals responsible of the skins ageing, Vit E.

With the age the levels of oestrogens and progesterone are going low with a lot of damages for the skin, and with Soya and Yam you improve the level of theses hormones by a natural way and without any risk.

It gives a better “éclat”, smoothness and flexibility of the skin.

It works against the melting of the muscles who is giving floppy skin.

Benefits: This cream is a new generation of products who have a true medical action for the skin, with no side effects and a real improvement for the skin for the patient after 40 years old, when the levels of female hormones are going low, and a very effective action for any age when the skin is coming floppy, and when age- spots appears.

Target: Skin starting to show sign of ageing, crows feet, flaccidity, sun damaged and growth of thick dark hair. To prevent ageing effect.

Application: Morning and Night on the areas to cure during 3 months.

Dr. Jules – Jacques Nabet Product Line

Specific Anti-Wrinkle Care

L Boxin Cream

Presentation: Aluminium dispenser bottle 50 ml

Form: Cream

Action: Revitalizing and moisturizing cream

Ingredients: Hyaluronic Acid (biotechnological quality), Lysedines B (enzyme catalysts), Vitamins E – C – B3, Centella Asiatica, Silk Proteins, Selenium, Zinc, Diatomaceous Earth, Amino Acids.

Myorelaxing Action

Target: Ideal for men and women who are afraid of injections or can not afford aesthetic treatment. Also very good cream for maintaining the effect of Botox and fillers.

Contrary to widely accepted ideas, expression lines and wrinkles around the mouth and eyes are caused by micro-contractions. These are mainly due to muscular dysfunctions that gradually stiffen facial muscles.

Botulinum toxin and its derivatives (Botox, Dysport etc.) work by inhibiting calcium channels. This results in local myorelaxtion of the incriminated muscle, leading to a punctual easing of tension in the line or wrinkle. L BOXIN provides similar action without injection or toxic potential, thanks to its key active ingredient: Lysedines B. Lysedines are natural enzyme catalysts (metals and trace elements in ionic forms and micro-dosages) that exert antagonist effects on calcium receptors.

Application: Every night Benefits: Lifting anti-wrinkle cream for use on its own as a night cream or to prolong the L Boxin Mask treatment

Dr. Jules – Jacques Nabet Product Line

Specific Anti-Wrinkle Care

L.boxin Mask

Treatment

The mask envelops the entire surface to be covered in a single step; a mask is the most appropriate galenical form to produce an action on all facial, neck and décolleté muscles. In addition, the occlusive effect of a mask helps boost absorption of the active ingredients into the skin tissue. The perfect distribution of the formula’s active ingredients over the skin areas to be treated affords overall relaxing effect that gives real anti-wrinkle benefits to this mask, which has been frequently copied but never equalled.

Anti-wrinkle action:  Unlike treatments based on botulin toxin or its derivatives, which work on wrinkles caused by micro-contractions by reducing the motor end plate, they’re inhibiting the production of acetylcholine; L.Boxin neither destroys nor paralyzes, but simply interferes with acetylcholine production.

Working without injections, without modifying the body’s natural functions and without toxicity, L.Boxin is a benchmark anti-wrinkle product.

Procedure

Start with perfectly cleansed, make-up free skin.

First perform the Acti-Peeling soft peeling 20% (cover eyes with an eye compress before application). Apply the product to face, neck and décolleté, avoiding eyes and lips. Leave on for a maximum of 4 to 5 minutes, and then rinse thoroughly with cold water.

Massage into skin for 5 minutes Zen Attitude.

Apply the L.Boxin Mask, Mixing two components together within 4 minutes to all areas.

Leave mask on for 25 minutes or more.

Remove mask working upwards.

Cleanse and stimulate skin with Zen lotion.

Blot dry.

Massage in Anti-ageing serum then L.Boxin cream.

To maintain results, apply at night Serum as a base and follow with L.Boxin.

For an intense initial treatment, repeat treatment every 7-10 days for 1 month. Later, as maintenance, use once every 6 weeks.

Target: Ideal for men and women who are afraid of injections or can not afford aesthetic treatment. Ideal for maintaining the effect of Botox and fillers.

Dr. Jules – Jacques Nabet Product Line

Revitalizing Care

Revitaxin Cream

Presentation: Aluminium dispenser bottle 50 ml

Action:  Revitalizing and Regenerating action

Pre and Post birth care (stomach, breast, stretch mark and inner thighs)

Revitalizing anti-ageing care

Face, Neck, lower neckline

Remarkable features

If the skin is depleted or in need to repair

.Helps moisturizes skin deep down, reactivate

Revitaxin cream for up keeping care

Helps moisturize skin deep down, reactivate collagen production, strengthens Elastin fibres and encourage fibroblast cell renewal.

. Regenerating and re-texturizing cream. The indispensable complement to the revitaxin mask.

Ingredients: Hyaluronic Acid 12% (biotechnological quality), Micro-Encapsulated Native Oxygen, Vitamins A, C, D2, E, Vitamin B Complex (B1, B2, B3, B5, B6, B8, B9, B12), Ginseng Panax, Amino Acid Complex including Essential Amino Acids (Leucine, Isoleucine, Lysine, Methionine, Phenylalanine, Threonine, Tryptophane, Valine), Enzyme Catalysts: Revitalizing the face, neck and décolleté without injection, bruise or trauma, the REVITAXIN mask and REVITAXIN cream treatment is a genuine “quick lift” for the skin and works in three major areas of skin revitalization : REGENERATION of the skin tissue and fibroblasts (Vitamins A, D2, B1, B2, B9, B12, Amino Acids and Ginseng Panax) – STIMULATION of collagenesis (Lysedines R + Vitamins B2, B3, B5, B6, B8, C and E, Cu, Se); group B vitamins combined with Cu and Se encourage production of Coenzyme Q10, substantially more effective by in vivo synthesis than when supplied externally – HYDRATION and mesodermal volumization (Hyaluronic Acid, Native Oxygen).

Application: Apply to the face, neck and décolleté once to twice a day.

Target: flaccidity, perfect lift effect. Your every day cream for men and women. To maintain young skin appearance

Benefits: Helps moisturize skin deep down, reactive collagen production, strengthen Elastin fibers and encourage fibroblast cell renewal. Strong lifting power and moisturizer

Dr. Jules – Jacques Nabet Product Line

MESOLIFT

REVITALIZATION- REVATAXIN MASK

Treatment

Revitalization aims at reactivating the skin’s and skin’s tissue’s vital potential, helping stimulate and reactivate collagen production, strengthen elastin fibres and regenerate muscle mass.

Revitalization also helps fortify the skin’s natural protective barrier made of moisture and lipids. Mesolift or active Mesotherapy is today one of the most effective medical techniques in the field of revitalization, as it is in the treatment of wrinkles. It consists of microinjections of a cocktail of vitamins, amino acids, trace elements, Hyaluronic acid, plant extracts and minerals. The blend of ingredients is micro-diffused (via multiple injections) throughout the entire mesodermal surface (an area located between the dermis and the epidermis).

This will improve hydration encourage regeneration and re-plump the skin, helping prevent skin slackening in the neck, décolleté and lower half of the face.

This innovative and high-performance method has its limits, including the risk of haematomas due to rupture of tiny blood vessels during injection, pain in sensitive areas (neck and décolleté), possible unsightly marks and finally the high cost of the treatment. This is why this method is more often mentioned than used in practice.

SKIN CARE

Revitaxin mask

Revitaxin revitalizing skincare comes in a mask form, because the occlusive properties of a mask help deliver to the entire face, neck and décolleté area a high quantity of active ingredients (close to 60 ml), representing the equivalent of 5 facial mesotherapy sessions.

This is the first soft mesolift treatment that works without needles for long-lasting, painless results that leave no unsightly marks in the treated areas.

Revitaxin helps regenerate skin tissue, boost hydration, stimulate collagen production (collagenesis), strengthen elastin fibres and activate fibroblast cell renewal.

It works as a skin lifting, moisturizing and re-plumping radiance booster

Revitaxin Mask

Revitalization mask single-dose kit consisting of: Revitaxin phrase 1 powder 30g Revitaxin phase 2 lotion 100ml

Ingredients:

Solum diatomea, Calcium sulphate, Biotechnologically-derived-Hyaluronic acid with low molecular weight, Micro-encapsulated native oxygen, Pure vitamin C, Vitamin E, Complex of vitamins: A, B1, B2, B3, B5, B6, B8, B9, B12, D12, D2, Botanical extract of red ginseng, Natural extracts of spirulina algae, Silk proteins, Complex of amino acids, ionized enzyme catalysts, Complex of minerals: Mg, Zn, K, Ca, Fe, Mn, Si, Se, Cu, Cr

Action:

The original high-performance formula of revixtin uses Meso-lift inspired innovations, adapting them to a mask and cream. Hyaluronic acid: super-moisturizer and mesodermal plumping agent. Pure vitamin C and native oxygen, sirulina and red ginseng: help skin regeneration. Complex of vitamins B and Zn, Se, Si: encourage in vitro synthesis of coenzyme Q10. Complex of amino acids and Lysedines R: encourage collagen production. Vitamin E: helps prevent the formation of free radicals. Revitaxin revitalizing and moisturizing cream, the essential complement to the revitaxin mask treatment, uses the same highly-concentrated active ingredients in a formula specially adapted to the galenical form of a cream.

Action:

Helps moisturize skin deep down, reactivate collagen production, strengthens elastin fibres and encourage fibroblast cell renewal. Regenerating and re-texturizing cream. The indispensable complement to the revitaxin mask. Apply to the face, neck and décolleté once to twice a day.

Treatment

Start with perfectly cleansed, make-up free skin.

Start with peeling: cover eyes with eye compresses, then spray product onto face, neck and décolleté, avoiding eyes and lips. Leave on for a maximum of 4 to 5 minutes, and then rinse with cold water.

Apply Zen attitude massage in for 5 minutes.

Apply Mask taking care to mix the two components apply within 4 minutes.

Leave mask on for 25-30 minutes.

Remove mask working upwards.

Cleanse skin with Zen lotion.

Apply serum as a base gently massage in till all has absorbed.

Apply revitaxin cream.

For an intense initial treatment, use 1 mask every 7-10 days for 1 month. As a radiance booster, for an immediate effect, perform a mesolift treatment.

Target: Skin looking tired and dull. Perfect treatment before a special event, your skin will look amazing during 3 to 5 days.

Dr. Jules – Jacques Nabet Product Line

Anti-aging skincare protocol

In the morning to a perfectly cleansed, makeup-free face.

Apply ZEN LOTION rebalancing vitamin lotion.

Apply REVITAXIN CREAM revitalizing and moisturizing cream on the face, neck and décolleté (this cream has been specially formulated for quick absorption into skin, allowing immediate application of make up).

Apply EYES CONTOUR (decongesting, relaxing anti-wrinkle benefits) to skin around eyes and lips. We recommend that you that you apply EYES CONTOUR only in the morning when your skin is rested and relaxed after hours of sleep (free of tension).

At night after thoroughly cleansing skin

Apply ZEN LOTION rebalancing vitamin lotion and allow drying for 3 minutes. Then apply ANTI-AGEING SERUM as a base on the face and the neck.

Once a week, use PEELING ACT soft peeling

Its formula will help deep-cleanse and purify without burning the skin tissue, resulting in a beautiful skin texture and a more radiant face.

SCHEDULE “B”

The following is the agreed upon pricing on a per unit basis of each of the Manufacturers products in Euro less 35%:

Désignation du produit	Conditionnement	Prix HT
Revitaxin mask	Pot 100 ml	26.00 €
L. Boxin mask	Pot 100 ml	26.00 €
Revitaxin creme	Flacon 50 ml	25.00 €
L. Boxin creme	Flacon 50 ml	25.00 €
Creme Zen	Flacon 100 ml	30.00 €
Lotion Zen	Flacon 200 ml	12.50 €
Serum anti-age	Flacon 30 ml	23.50 €
Eyes contour	Flacon 15 ml	21.00 €
Peeling Act. 20%	Flacon 200 ml	25.00 €
Slimming Act.	Flacon 125 ml	28.00 €